Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Bell Canada and BCE Inc.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be paid	Debt	Debt Securities of Bell Canada	457(o)	US$6,000,000,000	100.000%	US$6,000,000,000	0.00014760	US$885,600.00
	Other	Guarantees of BCE Inc. of Bell Canada Debt Securities	457(n)	—	—	—	—	(2)
Total Offering Amounts							—	US$885,600.00
Net Fee Due								US$885,600.00

(1)	Estimated solely for purposes of calculating the registration fee.
(2)	Pursuant to rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantee.